UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission file number: 0-16838


                               JETSTREAM II, L.P.
                               ------------------
             (Exact name of registrant as specified in its charter)


         3 World Financial Center, 29th Floor, New York, NY 10285-2900,
                      (212) 526-3183, Attn.: Andre Anderson
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Units of Limited Partnership Interest
                      -------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]         Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)              Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(2)(i)               Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)              Rule 12h-3(b)(2)(ii)
          Rule 15d-6

      Appropriate number of holders of record as of the certification or notice date: 0. The General Partners of the Registrant have filed, with the Secretary of State of the State of Delaware, a Certificate of Cancellation of the Certificate of Limited Partnership of JetStream II, L.P. effective as of August 14, 2000.

      Pursuant to the requirements of the Securities Exchange Act of 1934, JetStream II, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                JETSTREAM II, L.P.

                                By: JET AIRCRAFT LEASING INC.
                                    Administrative General Partner


Date:  August 14, 2000              By:    /s/Rocco F. Andriola
                                           -------------------------------------
                                    Name:  Rocco F. Andriola
                                    Title: President and Chief Financial Officer